Exhibit 5.1

Laxague Law, Inc.

1 East Liberty, Suite 600

Reno, NV 89501

Phone: (775) 234-5221

Email: joe@laxaguelaw.com

May 11, 2017

Staffing 360 Solutions, Inc.

641 Lexington Avenue, 27th Floor

New York, New York 10022

Ladies and Gentlemen:

We have as special counsel to Staffing 360 Solutions, Inc., a Nevada corporation (the “Company”), in connection with the public offering of up to $3,000,000 in aggregate value of the Company’s common stock, par value $0.00001 per share, all of which shares (the “Shares”) are to be offered and sold by the Company from time to time in accordance with the terms of the At The Market Offering Agreement, dated May 11, 2017, by and between the Company and Joseph Gunnar & Co., LLC, as sales agent (the “Sales Agreement”) and as described in the prospectus supplement dated May 11, 2017 (the “Prospectus Supplement”) and the accompanying prospectus dated March 23, 2016 (together with the Prospectus Supplement, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (Registration No. 333-208910), as originally filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission (the “Commission”) on January 7, 2016 and as amended by amendments thereto filed with the Commission on February 23, 2016 and March 11, 2016, (including information incorporated and deemed to be incorporated by reference therein in accordance with applicable rules of the Commission, as so amended, the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of the opinions we express below, we have examined originals, or copies certified or otherwise identified, of (i) the Articles of Incorporation and Bylaws, each as amended to date, of the Company (the “Company Charter Documents”); (ii) the Registration Statement and all exhibits thereto; and (iii) such other corporate records of the Company and as we have deemed necessary or appropriate for purposes of the opinions hereafter expressed.

As to questions of fact material to the opinions expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

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Staffing 360 Solutions, Inc.

May 11, 2017

In making the foregoing examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreement or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto, and (v) that all factual information on which we have relied was accurate and complete.

We have also assumed that (i) the Company will continue to be incorporated and in existence and good standing in its jurisdiction of organization, (ii) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (iii) no stop order of the Commission preventing or suspending the use of the Prospectus contained in the Registration Statement or the Prospectus Supplement will have been issued; (iv) a Prospectus Supplement will have been prepared and filed with the Commission properly describing the Shares offered thereby and will have been delivered to the purchaser(s) of the Shares as required in accordance with applicable law; (v) all Shares will be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus Supplement; (vi) a definitive purchase, underwriting or similar agreement with respect to any Shares offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto and will be an enforceable obligation of the parties thereto; and (vii) there will be sufficient shares of Common Stock authorized under the Company Charter Documents and not otherwise reserved for issuance.

Based on the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that following (i) execution and delivery by the Company of the Sales Agreement, (ii) continued effectiveness of the Registration Statement, (iii) issuance of the Shares pursuant to the terms of the Sales Agreement, and (iv) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors, the Shares will be validly issued, fully paid, and nonassessable.

In rendering the opinions, we have assumed that, at the time of the sale of the Shares, (i) the resolutions of the Board of Directors or similar governing body, as reflected in the minutes and proceedings of the Company, will not have been modified or rescinded and (ii) there will not have occurred any change in the laws affecting the authorization, execution, delivery, issuance, sale, ranking, validity or enforceability of the Shares.

The opinions expressed herein are limited to Chapter 78 of the Nevada Revised Statutes as in effect on the date hereof (all of the foregoing being referred to as the “Opined on Law”). We do not express any opinion with respect to any other laws, or the laws of any other jurisdiction (including, without limitation, any laws of any other jurisdiction which might be referenced by the choice-of-law rules of the Opined on Law), other than the Opined on Law or as to the effect of any such other laws on the opinions herein stated.

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Staffing 360 Solutions, Inc.

May 11, 2017

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as to the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm contained therein under the heading “Legal Matters.” In giving this consent, we do not hereby admit we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

LAXAGUE LAW, INC.

By:  /s/ Joe Laxague, Esq____________

      Joe Laxague, Esq.